Exhibit 99.1

For Immediate Release

Cleantech Solutions International Reports Fourth Quarter and Full Year 2014 Results, Provides 2015 Outlook

●     2014 Revenues rose 5% year-over-year to $76 million

●    2014 net income was $4.3 million or $1.15 per basic and diluted share

●    2014 Non-GAAP net income was $9.3 million, or $2.50 per basic and diluted share

●    2015 revenue expected in the range of $85 - $90 million

Wuxi, Jiangsu Province, China – March 31, 2015 – Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies used in various clean technology and manufacturing industries and textile dyeing and finishing machines, today announced its financial results for the three months and year ended December 31, 2014.

“We recorded modest revenue growth in 2014, driven by our dyeing and finishing equipment business due to our marketing efforts and the effects of Chinese government’s policies that are encouraging textile manufacturers to upgrade equipment with more environmentally friendly models. Net income was impacted by a $3.8 million impairment loss related to equipment held for sale and a $1.2  million reduction of previously recorded deferred tax assets related to that equipment. We generated positive cash flow from operations and closed the year with $7.8 million in cash and equivalents. We introduced new styles of dyeing machines and upgraded our facilities to serve customers in the oil and gas and petrochemical industries, allowing us to obtain several purchase orders that will contribute to our revenue growth in 2015,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions.

Fourth Quarter 2014 Results

Revenue for the fourth quarter of 2014 decreased by 9.9% to $20.5 million, compared to $22.8 million for the same period of 2013.

The Company experienced lower sales of forged products to non-wind customers and dyeing and finishing equipment customers compared to the comparable quarter last year, when the Company generated  record sales  from these two segments:

●	Revenue from the dyeing and finishing equipment segment decreased by 9.0% to $11.4 million, compared to $12.5 million for the fourth quarter of 2013.

●	Revenue from the sale of forged rolled rings to industries other than wind power fell by 17.2% to $5.0 million, compared with $6.0 million for the comparable period of the prior year.

●	Revenue from the sale of forged rolled rings for the wind power industry fell by 2.2% to $4.2 million, compared to $4.3 million for the comparable period last year.

Gross profit for the fourth quarter of 2014 decreased by 20.6% to $4.7 million, compared to $5.9 million for the same period in 2013. Gross margin was 22.9% during the fourth quarter of 2014 compared to 26.0% for the same period a year ago. The decline in gross margin for the 2014 fourth quarter was primarily attributable to (i) lower selling prices in our forged products and components segment, which was necessary to meet competition, and (ii) the relatively higher costs of revenue associated with the introduction of new models of dyeing and finishing equipment with an initial low production run resulting is fixed costs being allocated over a smaller number of units.

Operating expenses increased by 84.2% to $5.8 million, compared to $3.1 million in the comparable period last year. The increase was primarily due to a $3.8 million non-cash impairment loss related to electro-slag re-melted (“ESR”) equipment in the fourth quarter of 2014, compared to a $2.6 million non-cash impairment loss on the same equipment in the same period last year. The Company does not expect any material impairment charges associated with the ESR equipment in the future. Selling, general and administrative expenses increased by 276.4%, primarily due to the recording of bad debt expense of $0.5 million in the fourth quarter of 2014, compared with a $0.7 bad debt recovery in the fourth quarter of 2013 resulting from the collection of a previously written-off receivable.

Operating loss was $1.1 million, compared to operating income of $2.8 million in the same period of 2013. Operating margin was negative 5.2% compared to 12.2% in the same period of 2013.

EBITDA, a non-GAAP measurement, which adds back to net income interest expense, income tax, depreciation and amortization, impairment loss on ESR equipment, and a reduction in deferred tax assets related to ESR equipment, was $5.0 million, compared to $7.3 million in the fourth quarter last year. The calculation of EBITDA is shown in a table following the financial statements.

Net loss for the fourth quarter of 2014 was $3.0 million, or $(0.79) per basic and diluted share, compared to net income of $2.1 million, or $0.60 per basic and diluted share, in the fourth quarter of 2013. Non-GAAP net income, which adds back to net income the impairment loss on ESR equipment and a reduction in previously recorded deferred tax assets related to the ESR equipment, was $2.0 million, or $0.51 per basic and diluted share, compared with $4.7 million, or $1.34 per basic and diluted share, in the fourth quarter of 2013. The calculations of non-GAAP net income and earnings per share are shown in a table following the financial statements.

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Full Year Results

For the year ended December 31, 2014, revenue increased by 5.3% to $76.0 million from $72.1 million in 2013. Gross profit was $17.7 million unchanged from last year. Gross margin in 2014 was 23.4%, compared to 24.5% in 2013. Operating income decreased 21.8% to $8.9 million from $11.4 million in 2013. EBITDA, a non-GAAP measurement, was $21.4 million, compared to $20.9 million in 2013. Net income was $4.3 million, compared to $8.2 million in 2013. Net income per basic and diluted share was $1.15 compared to $2.55 in 2013. Non-GAAP net income was $9.3 million, compared to $10.8 million in 2013. Non-GAAP net income per basic and diluted share was $2.50 compared to $3.35 in 2013. The calculations of EBITDA and non-GAAP net income and earnings per share are shown in a table following the financial statements.

Financial Condition

As of December 31, 2014, Cleantech Solutions held cash and cash equivalents of $7.8 million compared to $1.1 million at December 31, 2013. Accounts receivable were $20.3 million compared to $15.2 million at December 31, 2013. Inventories were $4.2 million compared to $4.7 million at December 31, 2013. Total current assets were $34.1 million as of December 31, 2014. The Company had $3.1 million in short-term bank loans payable at December 31, 2014, relatively unchanged from December 31, 2013. Stockholders’ equity was $97.3 million at December 31, 2014.

In 2014, the Company generated $12.2 million in cash flow from operations and spent approximately $7.1 million in capital expenditures to expand production capabilities which included the acquisition of new machinery and molds to be used in the production process and the expansion of factory space, for the expansion and upgrade of employee dormitory facilities, and for improvements to existing office facilities.

Recent Events

In January 2015, Cleantech Solutions’ operating company, Wuxi Huayang Dyeing Machinery Co., Ltd. ("Huayang Dyeing"), a variable interest entity, received a purchase order worth RMB7.0 million ($1.1 million) for 12 units of its newly developed air-fluid, dual-use dyeing machine from a leading weaving and dyeing enterprise based in Shaoxing, China. The Company expects to begin delivering the equipment in May 2015.

Business Outlook

Based on current and anticipated orders, for the year ending December 31, 2015 the Company expects revenues in the range of $85 - $90 million representing 12% - 18% growth from 2014 revenue.

“We expect revenue growth to continue in 2015, driven primarily by sales of forged products and components to customers in the petroleum and chemical industries. We are pleased that after receiving the certifications needed to serve these markets in mid-2013, we now have several orders in hand that will generate meaningful revenue in 2015. We see room for additional growth as a number of our customers in the petroleum and chemical industry are benefiting from closer energy trade relations between Russia and China ,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions. “We also expect a significant revenue contribution from our dyeing equipment segment as textile manufactures continue to upgrade equipment in an effort to comply with China’s more aggressive pollution control requirements. We are hopeful our new air-fluid, dual-use dyeing machine will be well received at the upcoming Shanghai International Textile Industry Expo in June.”

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Conference Call

Cleantech Solutions will conduct a conference call at 9:00 a.m. Eastern Daylight Time on Tuesday, March 31, 2015 to discuss financial results for the fourth quarter and year ended December 31, 2014.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 346-8982. International callers should dial (412) 902-4272 and ask to join the Cleantech Solutions International call.

If you are unable to participate in the conference call at this time, a replay will be available through April 7, 2015 at 9:00 am EDT. To access the replay, dial (877) 344-7529 or (412) 317-0088 for international callers and enter pin code: 10062749.

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology and other industries and dyeing and finishing equipment for the textile industry and forged rolled rings and related products, and a supplier of fabricated products and machining services to a range of clean technology customers. The Company's website is www.cleantechsolutionsinternational.com. Any information on the Company's website or any other website is not a part of this press release.

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Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein and in the conference call referred to in this press release as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2014. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:

Cleantech Solutions International, Inc.

Adam Wasserman, CFO

E-mail: adamw@cleantechsolutionsinternational.com

Web:  www.cleantechsolutionsinternational.com

Compass Investor Relations

Elaine Ketchmere, CFA

Email: eketchmere@compass-ir.com

+1-310-528-3031

Web: www.compassinvestorrelations.com

- Financial Tables Follow-

5

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2014	2013	2014	2013

REVENUES	$20,548,832	$22,800,321	$75,958,676	$72,112,662

COST OF REVENUES	15,841,731	16,873,793	58,217,667	54,446,324

GROSS PROFIT	4,707,101	5,926,528	17,741,009	17,666,338

OPERATING EXPENSES:
Depreciation	344,809	111,551	721,449	573,090
Impairment loss	3,799,947	2,573,256	3,799,947	2,573,256
Selling, general and administrative	1,603,198	425,959	4,193,643	3,034,189
Research and development	28,614	25,957	116,061	92,803

Total Operating Expenses	5,776,568	3,136,723	8,831,100	6,273,338

INCOME (LOSS) FROM OPERATIONS	(1,069,467)	2,789,805	8,909,909	11,393,000

OTHER INCOME (EXPENSE):
Interest income	4,841	6,278	18,127	22,287
Interest expense	(59,913)	(56,090)	(238,226)	(300,381)
Grant income	14	-	34,835	-
Foreign currency transaction gain	(5)	43,486	1,263	27,686
Rental income, net	33,874	-	101,539	-
Other income	-	(235)	-	42,780

Total Other Income (Expense), net	(21,189)	(6,561)	(82,462)	(207,628)

INCOME (LOSS) BEFORE INCOME TAXES	(1,090,656)	2,783,244	8,827,447	11,185,372

INCOME TAXES	1,956,930	673,556	4,561,030	2,999,795

NET INCOME (LOSS)	$(3,047,586)	$2,109,688	$4,266,417	$8,185,577

COMPREHENSIVE INCOME (LOSS):
NET INCOME (LOSS)	$(3,047,586)	$2,109,688	$4,266,417	$8,185,577

OTHER COMPREHENSIVE (LOSS) INCOME:
Unrealized foreign currency translation gain (loss)	237,441	590,131	(408,386)	2,751,842

COMPREHENSIVE INCOME (LOSS)	$(2,810,145)	$2,699,819	$3,858,031	$10,937,419

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.79)	$0.60	$1.15	$2.55
Diluted	$(0.79)	$0.60	$1.15	$2.55

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	3,859,986	3,503,502	3,715,300	3,210,791
Diluted	3,859,986	3,503,502	3,715,300	3,210,791

See notes to consolidated financial statements

6

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,835,791	$1,114,873
Restricted cash	488,719	687,353
Notes receivable	114,034	703,718
Accounts receivable, net of allowance for doubtful accounts	20,316,037	15,234,863
Inventories, net of reserve for obsolete inventories	4,241,022	4,733,558
Advances to suppliers	565,581	695,254
Prepaid VAT on purchases	-	489,302
Deferred tax assets - current portion	375,744	253,173
Prepaid expenses and other	153,260	74,030

Total Current Assets	34,090,188	23,986,124

PROPERTY AND EQUIPMENT, net	69,628,597	70,595,138

OTHER ASSETS:
Deferred tax assets - net of current portion	-	1,222,216
Equipment held for sale/operating lease	422,540	4,751,206
Land use rights, net	3,672,420	3,786,051

Total Assets	$107,813,745	$104,340,735

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term bank loans	$3,095,219	$3,109,453
Bank acceptance notes payable	488,719	687,353
Accounts payable	4,322,275	4,961,555
Accrued expenses	1,059,579	899,816
Advances from customers	495,461	1,455,740
VAT and service taxes payable	500,569	126,349
Income taxes payable	531,120	1,623,603

Total Current Liabilities	10,492,942	12,863,869

Total Liabilities	10,492,942	12,863,869

STOCKHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 10,000,000 shares authorized; 0 share issued and outstanding at December 31, 2014 and 2013)	-	-
Common stock ($0.001 par value; 50,000,000 shares authorized; 3,859,986 and 3,503,502 shares issued and outstanding at December 31, 2014 and 2013, respectively)	3,860	3,503
Additional paid-in capital	33,517,857	31,532,308
Retained earnings	50,039,267	46,322,329
Statutory reserve	3,294,199	2,744,720
Accumulated other comprehensive income - foreign currency translation adjustment	10,465,620	10,874,006

Total Stockholders' Equity	97,320,803	91,476,866

Total Liabilities and Stockholders' Equity	$107,813,745	$104,340,735

See notes to consolidated financial statements

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CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,266,417	$8,185,577
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	8,469,771	6,704,386
Amortization of land use rights	96,226	95,491
Increase in inventory reserve	-	41,381
Increase (decrease) in allowance for doubtful accounts	521,928	(628,188)
Increase in allowance for deferred tax assets	2,165,677	-
Loss on impairment of equipment held for sale/operating lease	3,799,947	2,573,256
Loss on disposal of fixed assets	-	11,391
Stock-based compensation	375,989	423,112
Changes in operating assets and liabilities:
Notes receivable	586,014	(604,798)
Accounts receivable	(5,668,901)	(4,126,440)
Inventories	470,509	1,303,519
Prepaid value-added taxes on purchases	486,689	70,059
Prepaid and other current assets	(94,718)	91,666
Advances to suppliers	126,394	(81,120)
Deferred tax assets	(1,080,469)	-
Accounts payable	(872,178)	(1,809,914)
Accrued expenses	164,465	(112,797)
VAT and service taxes payable	374,512	(86,004)
Income taxes payable	(1,077,373)	(129,378)
Advances from customers	(952,885)	(452,658)

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,158,014	11,468,541

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(11,058,530)	(14,633,745)
Refund of previously purchased property and equipment	3,991,405	-

NET CASH USED IN INVESTING ACTIVITIES	(7,067,125)	(14,633,745)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	-	(391,963)
Proceeds from bank loans	3,906,759	5,653,824
Repayments of bank loans	(3,906,759)	(4,846,135)
Decrease (increase) in restricted cash	195,338	(678,459)
(Decrease) increase in bank acceptance notes payable	(195,338)	678,459
Net proceeds from sale of common stock	1,623,691	2,388,589

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,623,691	2,804,315

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	6,338	30,034

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,720,918	(330,855)

CASH AND CASH EQUIVALENTS - beginning of year	1,114,873	1,445,728

CASH AND CASH EQUIVALENTS - end of year	$7,835,791	$1,114,873

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$238,226	$300,381
Income taxes	$4,553,195	$3,129,174

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired on credit as payable	$256,082	$1,121,719

See notes to consolidated financial statements

8

Reconciliation of Net Income (Loss) to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$(3,047,586)	2,109,688	4,266,417	8,185,577
Add: income tax	1,956,930	673,556	4,561,030	2,999,795
Add: interest expense	59,913	56,090	238,226	300,381
Add: impairment loss for ESR equipment	3,799,947	2,573,256	3,799,947	2,573,256
Add: depreciation and amortization	2,248,133	1,845,717	8,565,997	6,799,877
Adjusted EBITDA	$5,017,337	7,258,307	21,431,617	20,858,886

Reconciliation of Non GAAP Operating Income,

Net Income and EPS

(Amounts expressed in US$)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013

Net income (loss)	$(3,047,586)	$2,109,688	$4,266,417	$8,185,577
Add: impairment loss for ESR equipment	$3,799,947	$2,573,256	$3,799,947	$2,573,256
Add: reduction in deferred tax asset for ESR equipment	1,215,690	-	1,215,690	-
Adjusted net income	$1,968,051	$4,682,944	$9,282,054	$10,758,833

Weighted average shares - diluted	3,859,986	3,503,502	3,715,300	3,210,791

Adjusted diluted EPS	$0.51	$1.34	$2.50	$3.35

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